UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2024

IMMUNIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Avenue of the Americas, Suite 200

New York, NY 10036

USA

(Address of principal executive offices)

Registrant’s telephone number, including area code: (332) 255-9818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IMUX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jason Tardio as Chief Operating Officer and President

On July 9, 2024, Immunic, Inc. (the “Company”) announced the appointment of Jason Tardio as Chief Operating Officer and President, effective July 12, 2024. In this newly created position at the Company, Mr. Tardio will be responsible for directing corporate efforts to prepare for the potential launch of vidofludimus calcium (IMU-838), the Company’s orally available nuclear receptor related 1 (Nurr1) activator. In fulfilling his several duties and responsibilities, Mr. Tardio is expected to collaborate with Mr. Patrick Walsh, Chief Business Officer, among other officers of the Company, to prepare the Company for a range of potential partnership outcomes.

In connection with his appointment as Chief Operating Officer and President, Mr. Tardio will receive a yearly base salary of $500,000, subject to periodic review and adjustments made by the Company, and be eligible for a yearly bonus amount of up to 40 percent of the yearly base salary upon achievement of certain individual and company goals. In addition, the Company will pay Mr. Tardio a signing bonus in the amount of $120,000, 50 percent payable in the first month and 50 percent payable after six months of employment.

Mr. Tardio is also entitled to a severance payment equivalent to twelve months of Mr. Tardio’s yearly base salary if (i) Mr. Tardio were to be terminated without “cause” (as such term is defined in the employment agreement to be entered into with Mr. Tardio), or (ii) the Company were to elect not to renew the term of Mr. Tardio’s employment with the Company.

The Company will recommend that the Company’s board of directors grant to Mr. Tardio an initial equity option to purchase a maximum of 500,000 shares of common stock of the Company (the “Options”), the provisions of which will be set forth in a separate agreement by and between the Company and Mr. Tardio. The Options will be time vested, with 25 percent of the Options vesting on the one-year anniversary of the grant and the remaining 75 percent vesting in equal monthly installments over a period of three years from the first anniversary of the grant date.

Previously, Mr. Tardio, age 47, was Chief Operating Officer of Ovid Therapeutics Inc. since June 2021, after joining the firm as Chief Commercial Officer in November 2019. Prior to his role at Ovid Therapeutics, Inc., Mr. Tardio served as Vice President, Head of the Multiple Sclerosis Franchise at Novartis AG from September 2018 to November 2019. Before his employment at Novartis, Mr. Tardio worked for nine years in several capacities at Biogen Inc., where he most recently served as General Manager, Managing Director for the firm’s Latin America South affiliate. Mr. Tardio commenced his career in the biopharmaceutical industry at Wyeth Pharmaceuticals Inc. and Sepracor, Inc., respectively, in various sales, sales training, and marketing roles.

Mr. Tardio holds a Bachelor of Science from The College of New Jersey and an MBA in Pharmaceutical Marketing from St. Joseph’s University.

There are no arrangements or understandings between Mr. Tardio and any other persons pursuant to which he was appointed as Chief Operating Officer and President. There are also no family relationships between Mr. Tardio and any director or executive officer of the Company, and except as previously disclosed, he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Promotion of Werner Gladdines to Chief Development Officer

On July 9, 2024, the Company announced the promotion of Werner Gladdines from Vice President, Program Management & Clinical Development Operations to Chief Development Officer of the Company. In his new role as Chief Development Officer, Mr. Gladdines is expected to oversee the Company’s overall clinical operations functions.

In January 2021, Mr. Gladdines joined the Company as Head of the IMU-838 Program and has held various roles at the Company with significant responsibilities.

A copy of the press release announcing the foregoing matters is filed with this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated July 9, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 9, 2024	Immunic, Inc.

	By:	/s/ Daniel Vitt
Daniel Vitt
Chief Executive Officer